EXHIBIT 10.7

                            SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made on this January 30, 1999

BETWEEN  :-

(1)    PHILEO MANAGEMENT COMPANY INC. ("Purchaser")

AND :-

(2)    The SHAREHOLDERS set out in the Schedule hereto (the "Shareholders").

WHEREAS :-

(A) By the Closing Date, the Shareholders shall collectively be the ultimate registered and beneficial shareholders of the Shares in the Target Co.

(B) Target Co. collectively hold the Relevant Percentage of the Chinese Joint Venture.

(C) The Chinese Joint Venture holds relevant approvals to build and operate the Project in three Phases comprising a five (5) trunk fiber optic network in the Guangdong Province as follows:-

       Phase       Location      Length      Completion    No. of Cores

       Phase I     Guangzhou     168 km        01.1997        36
                   -Shenzhen

       Phase II    Guangzhou     220 km        12.1997        40
                   -Zhuhai

       Phase III   Guangzhou     2,451km       08.1999        16
                   -Shantou                    (scheduled)
                   -Zhangjiang
                   -Shaoguan
                   (circular loop)

(D) The Purchaser desires to acquire and the Shareholders desires to sell all the Shares for a purchase price of $60,000,000 (the "Purchase Price") subject to and on terms and conditions of this Agreement;

(E) The Purchaser is non-reporting company whose shares of common stock are traded on the NASD OTC Bulletin Board.

NOW, THEREFORE :-

In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

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ARTICLE I

Definitions

1.1


       Definitions.

(a) As used in this Agreement, the following defined terms shall have the meanings indicated below unless the context otherwise requires :

       "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

       "Affiliate" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls five percent (5%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any Option) of that Person or any of its Affiliates, or (iii) any member, director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

       "Agreement" means this Share Exchange Agreement, the Exhibits and the Schedule and the certificates delivered in connection herewith, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

       "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

       "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business, Target Co. or the Subsidiaries, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Permits, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

       "Business Combination" means with respect to any Person any (i) merger, consolidation or combination to which such Person is a party, (ii) any sale, issuance dividend, split or other disposition of any capital stock or other equity interests (or any security or loan convertible into or exchangeable for such capital stock or other equity interests) of such Person, (iii) any tender offer (including without limitation a self-tender), exchange offer, recapitalization, liquidation, dissolution or similar transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or
       (v) the entering into of any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing.

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       "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California and Guangzhou, China are authorized or obligated to close.

       "Business and/or Condition of Target Co. " means the Business, condition (financial or otherwise), results of operations, Assets and Properties of Target Co. and the Subsidiaries taken as a whole.

       "China" means the People Republic of China.

       "Chinese Joint Venture" means the sino-foreign joint venture to be established in accordance with PRC laws owning the Project.

       "Closing Date" means 31st March 1999 or such earlier or later date acceptable to the Purchasers and the Shareholders.

       "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

       "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or other commitment (whether written or oral).

       "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

       "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in all prior comparable periods.

       "Governmental or Regulatory Authority" means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, any arbitrator, tribunal or panel of arbitrators and, shall include, without limitation, any stock exchange, quotation service and the National Association of Securities Dealers.

       "Indebtedness" means, as to any Person: (i) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person representing the balance of deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (vii)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by

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       that Person or is non-recourse to the credit of that Person, and (viii)
       all Indebtedness of any other Person referred to in clauses (i) through
       (vii) above, guaranteed, directly or indirectly, by that Person.

       "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

       "IRS" means the United States Internal Revenue Service.

       "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

       "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, known or unknown, fixed or otherwise, or whether due or to become due).

       "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing.

       "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses, including, without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include without limitation, all fees and expenses, including, without limitation, fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any third party claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

       "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interest of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interest of such Person, including, without limitation, any rights to participate in the equity, income or election of directors, management committee members or officers of such Person.

       "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).



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       "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

       "Permitted Lien" means (i) any Lien for Taxes, governmental, charges or levies not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) the Liens set forth in any Disclosure Schedule, (iii) any minor imperfection of title, easements, rights of way or similar Lien as normally exist with respect to property similar in character to the property affected thereby and which individually or in the aggregate with other such Liens does not impair the value or marketability of the property subject to such Lien or interfere with the use of such property in the conduct of the business of the Company or any Subsidiary and which do not secure obligations for money borrowed and
       (iv) Liens imposed by any law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's Liens, securing obligations incurred in the ordinary course of business which are not yet overdue or which are being diligently contested in good faith by appropriate proceedings and, with respect to such obligations which are being contested, for which the Company has set aside adequate reserves.

         "Person" means any individual, corporation, joint stock corporation, limited liability company or partnership, general partnership, limited partnership, proprietorship, joint venture, other business organization, trust, union, association or Governmental or Regulatory Authority.

       "Project" means the Project as referred to in Recital (C) hereof, which Project is valued with RMB1,100,000,000 in accordance with the Valuation Report.

       "Projections" means the projections for the Chinese Joint Venture assets, results of operations, assets, liabilities, cash flow and other information supplied by the Shareholders.

       "Purchase Price" has the meaning ascribed to it in Section 2.1.

       "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

       "Relevant Percentage" means sixty-six per cent (66%)

       "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

       "Shares" means the entire issued and paid up share capital of Target Co. owned by the respective Shareholders as registered and beneficial shareholder as set out in the Schedule hereto.

       "Subsidiary" means any Person in which Target Co., directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifteen percent (15%) of either the equity interests in, or the voting control of, such Person.

       "Target Co." means collectively New Communication International Enterprises Ltd. and Magnum Enterprises Group Limited, both companies incorporated under the laws of the British Virgin Islands with limited liability and where the context requires any of them.



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       "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

       "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

       "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States Federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

       "Transfer Taxes" means sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees.

       "Valuation Report means the Valuation Report prepared subject to terms and conditions set out therein by Arthur Anderson dated as of April 3rd, 1998

(b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement, (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement, and (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Target Co. or a Subsidiary. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(c) When used herein, the phrase "to the knowledge of " any Person, "to the best knowledge of " any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, and (ii) with respect to any other Person, the actual knowledge of the directors, officers, members, general partners and other similar Person in a similar position or having similar powers and duties; and, in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after reasonable inquiry.

ARTICLE II

Sale of Purchased Interests; Closing

2.1 Sale and Purchase. On the terms and subject to the conditions of this Agreement,

(a) At the Closing, Purchaser shall purchase from the Shareholders, free and clear of all Liens, all of the Shares.

(b) The Purchase Price shall be Sixty Million Dollars (US$ 60,000,000) payable at the Closing as set forth below.


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(c)    The Purchase Price shall consist of the following payments to the
       Shareholders distributed in accordance with the Schedule hereto :-

       (i)  Forty-Two Million (42,000,000) shares of Purchaser  common stock;
            and

       (ii) Eighteen Million (18,000,000) shares of Purchaser  preferred stock.

(d)    The details of the preferred stocks are as follows :-

       (i) The preferred stocks shall carry no voting rights and no dividend or other rights. It shall only carry rights of conversion to common stocks to rank pari passu to other common stocks detailed below.

       (ii) The conversion of preferred stocks may take place by written notice at the option of the persons entitled to the preferred stocks at any time during the period commencing 1st January 2000 (or such later date as the audited financial statements of the Purchaser for year 1999 shall have been prepared) to 31st March 2003 (or 30 days after such later date as the audited financial statements of the Purchaser for year 2002 shall have been prepared);

       (iii)The conversion ratio of the preferred stocks to common stocks shall be based on the gross income (i.e. performance) of the Purchaser as set out in the latest audited financial statements prior to the exercise of the right of conversion. The conversion ratio is as follows :-

            (A) for gross income of the Purchaser of over US$10 million but under US$15 million
                    : 1 preferred stock may be converted to 1 common stock;

            (B) for gross income of the Purchaser of over US$15 million but under US$20 million
                    : 1 preferred stock may be converted to 2 common stocks; and

            (C) for gross income of the Purchaser of over US$20 million : 1 preferred stock may be converted to 3 common stocks

            In case the performance of US$10 million is not met or the conversion right is not exercised by 31st March 2003 (or 30 days after such later date as the audited financial statements of the Purchaser for year 2002 shall have been prepared), the preferred stocks shall expire and have no further effect.

       (iv) The Purchaser shall issue the converted common stocks requested for under the written notice to the persons entitled as soon as practicable and subject to and in accordance with applicable rules and regulations.

2.2  Closings. The Closing will take place at Room 1501, Central Tower, 28
Queen Road Central, Hong Kong on the Closing Date in accordance with the terms of this Agreement, or at such other place or time as Purchaser and the Shareholders mutually agree. At the Closing, Purchaser shall pay to the Shareholders the Purchase Price pursuant to Section 2.1. Simultaneously, the Shareholders shall deliver to Purchaser the certificates representing the Shares together with all necessary instruments of transfer, in form and substance reasonably satisfactory to Purchaser. At the Closing, there shall also be delivered to Purchaser and Target

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Co. the opinions, certificates and other Contracts, documents and instruments required to be delivered under the terms of this Agreement.

ARTICLE III

Representations and Warranties of Shareholders

The Shareholders represent and warrant to Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement unless stated otherwise, and will be true and correct as of the Closing Date (as though made then and as though such Closing Date was substituted for the date of this Agreement throughout this Article III).

3.1 Organization and Relationship of Parties. Each Shareholder, Target Co., Chinese Joint Venture (the elevant Parties prior to the Closing Date shall be a corporation duly incorporated, validly existing and in good standing under the laws of its place of incorporation. On or prior to the Closing Date, the Shareholders shall own 100% of Target Co., Target Co. shall own the Relevant Percentage of the Chinese Joint Venture and the Chinese Joint Venture shall own the Project. Each of the Relevant Parties is duly qualified, licensed or admitted to do business and is in good standing in its place of incorporation .

3.2 Power and Authority. Each Shareholder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Shareholder of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a legal, valid and binding obligation of each Shareholder enforceable against each Shareholder in accordance with its terms.

3.3 Capitalization. As of the date hereof, and immediately prior to the consummation of the transactions contemplated hereby and before giving effect to such transactions, the authorized capital stock of the Target Co. consists 50,000 shares of par value of US$1.00, of which 100 shares are issued and outstanding in accordance with the Schedule hereto. As of the date hereof, there are no preemptive or similar rights to purchase or otherwise acquire shares of the capital stock of Target Co. pursuant to any provision of law, the Charter or memorandum and articles of association (in each case, as amended and in effect on the date hereof), or any agreement to which Target Co. is a party. All of the outstanding shares of capital stock of Target Co. have been duly authorized and validly issued, are fully paid and non-assessable.

3.4 Business. The Shareholders agree, prior to the Closing Date, to deliver to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable charter documents) of the Target Co. and the Chinese Joint Venture. The Target Co. has no other Subsidiary nor carry on any business except the holding of the Relevant Percentage of the Chinese Joint Venture and the Chinese Joint Venture has no other Subsidiary or business except the Project. Except for aforesaid, the Target Co. nor Chinese Joint Venture hold no equity, partnership, limited liability company, joint venture or other interest in any Person.

3.5 No Conflicts. The execution and delivery by the Shareholders of this Agreement, the performance by the Shareholders of their obligations hereunder and the consummation of the transactions contemplated hereby does not and will not:


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(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter or the certificate or articles of incorporation or organization or by-laws (or other comparable charter documents) of the Shareholders, or any Subsidiary;

(b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Shareholders, or any Subsidiary or any of their respective Assets and Properties; or

(c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Shareholders, or any Subsidiary to obtain any consent or approval, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, (vi) result in the creation of any new additional or increased liability of the Company or any Subsidiary under or (vii) result in the creation or imposition of any Lien upon, the Shareholders or any Subsidiary or any of their respective Assets and Properties under, any Contract or Permit to which the Shareholders or any Subsidiary is a party or by which any of their respective Assets and Properties are bound.

3.6 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Shareholders, or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby or shall have been obtained by the Closing Date.

3.7    Corporate Formalities; Books and Records.

(a) Target Co. has complied in all material respects with al corporate formalities required to be complied with under applicable laws.

(b) The minute books and other similar records of Target Co. and each Subsidiary as made available to Purchaser prior to the Closing Date under this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of directors, members, stockholders, the management committee or boards of directors, subcommittees and committees of the boards of directors of Target Co. and each Subsidiary.

3.8 Projections. The Projections constitute a reasonable forecast of the Chinese Joint Venture and business operations for the periods set forth therein. The Projections have been prepared based on the estimates and assumptions set forth therein, which assumptions and estimates are all of the assumptions and estimates used in formulating such Projections and are reasonable and fair in light of current conditions and reflect the reasonable estimate of Shareholders of the results of operations, assets, liabilities, cash flow and other information projected therein. To the knowledge of the Shareholders, no facts exist which would result in any material change in any such Projections, save the adjustments set forth above.

3.9 Absence of Changes. Since the transactions contemplated by this Agreement, there has not been any event or development which, individually or together with other such events, could reasonably be expected to have a material adverse effect on the Target Co. In addition, without limiting the foregoing and except for the transactions contemplated by this Agreement neither Target Co. nor any Subsidiary:



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(a)    has (i) declared, set aside or paid any dividend or othe distribution in respect of the capital stock of Target Co. or any Subsidiary or (ii) directly or indirectly redeemed, purchased or otherwise acquired any such capital stock or other equity interests; (b) authorized, issued, sold or otherwise disposed of, or granted any Option with respect to any shares of capital stock or other equity interests of Target Co. or any Subsidiary, or modified or amended any right of any holder of any outstanding shares of capital stock or other equity interests of Target Co. or any Subsidiary or Option with respect thereto;

(c) (i) increased salary, wages or other compensation (including, without limitation, any bonuses, commissions and any other payments) of any officer, employee or consultant of Target Co. or any Subsidiary whose annual salary, wages and such other compensation is, or after giving effect to such change would be, in the aggregate, $1,000 or more per annum; (ii) established or modified (A) targets, goals, pools or similar provisions under any benefit plan, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any benefit plan, employment Contract or other employee compensation arrangement; or (iii) adopted, entered into, amended, modified or terminated (in whole or in part) any benefit plan;

(d) (i) incurred any Indebtedness, (ii) made or agreed to make any loans to any Person or (iii) made or agreed to make any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Target Co. or any Subsidiary under, any Indebtedness of or owing to Target Co. or any Subsidiary;

(e) suffered any physical damage, destruction or other casualty loss (whether or not covered by insurance) adversely affecting any of the real or personal property or equipment of the material Assets and Properties of Target Co. or any Subsidiary;

(f) failed to pay or satisfy when due any obligation of Target Co. or any Subsidiary, except when the failure would not have a material adverse effect on the Business or Condition of Target Co. or its Subsidiaries;

(g) acquired any business or Assets and Properties of any Person (whether by merger, consolidation or otherwise) or disposed or leased, or incurred a Lien (other than a Permitted Lien) on, any Assets and Properties of Target Co. or any Subsidiary, in each case, other than acquisitions or dispositions of products in the ordinary course of business of Target Co. or such Subsidiary consistent with past practice;

(h) entered into, amended, modified, terminated (in whole or in part) or granted a waiver under or given any consent with respect to any Intellectual Property;

(i)    commenced, terminated or changed any line of the Business;

(j) entered into any transaction with any stockholder or Affiliate of Target Co. or any Subsidiary, other than pursuant to any Contract in effect on the Audited Financial Statement Date;

(k) made any change in the accounting methods or procedures of Target Co. or any Subsidiary or became subject to any conditions or event which has or could reasonably be expected to have a material adverse effect on the Business or Condition of Target Co.; or


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(l)    entered into any agreement to do any of the things described in the preceding paragraphs, including, without limitation, with respect to any Business Combination not otherwise restricted by the preceding paragraphs.

3.10 No Undisclosed Liabilities. At Closing, Target Co. will have no Liabilities of, relating to or affecting the Target Co. Assets or any Subsidiary or any of their respective Assets and Properties except Liabilities incurred in the ordinary course of business in accordance with the provisions of this Agreement.

3.11   Taxes.

(a) All Taxes which could constitute a lien on the Assets an Properties of Target Co. or the Subsidiaries and which were due and payable by Target Co. or the Subsidiaries with respect to the Closing Date and all periods beginning and ending prior thereto have been or will be paid by Target Co. prior to delinquency. All Tax Returns that have been filed by or with respect to Target Co. or any Subsidiary, or any affiliated, combined, consolidated, unitary or similar group of which Target Co. is or was a member with any Taxing Authority correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon. Target Co. and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or due and payable to any employee, creditor, independent contractor or other third party.

(b) Target Co. does not expect any Taxing Authority to asses any additional Taxes against or in respect of it or any Subsidiary for any past period. There is no dispute or claim concerning any Tax liability of Target Co. or any Subsidiary either (i) claimed or raised by any Taxing Authority or
       (ii) otherwise known to Target Co., or any Subsidiary. Target Co. has delivered to Purchaser, with respect to Target Co. and each Subsidiary, complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all correspondence, agreements, notices, reports or statements of deficiencies with, from or to any Taxing Authority in each case since the date of its incorporation.

3.12   Legal Proceedings.

(a) Neither Target Co. nor any Subsidiary has knowledge of any Orders outstanding against Target Co. or any Subsidiary; and

(b) there are no Actions or Proceedings pending or, to the knowledge of Target Co., or any Subsidiary, threatened against, relating to or affecting Target Co. or any Subsidiary or any of their respective Assets and Properties. Neither Target Co. nor any Subsidiary is in default with respect to any Order of any court or Governmental or Regulatory Authority and there are no unsatisfied judgments against Target Co., or any Subsidiary.

3.13 Compliance With Laws and Orders. Target Co. and the Subsidiaries and the conduct of the Business are in compliance with all applicable Laws and Orders, except where the failure to comply would not have a material adverse effect on the Business or Condition of Target Co. or the Shares. None of Target Co., or any Subsidiary has any knowledge that it is not in compliance with any of such Laws or Orders where the failure to comply would have a material adverse effect on the Business or Condition of Target Co. or the Shares. None of Target Co., or any Subsidiary has any reasonable basis to anticipate that any presently existing circumstances are likely to result in violations of any such Laws or Orders which would, individually or in the aggregate, have a material adverse effect on the Business or Condition of Target Co.

3.14   Permits.

(a) Target Co. and each Subsidiary own or validly hold all Permits that are material to the Business; and

(b) neither Target Co. nor any Subsidiary is, or has receive any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit.

3.15   Affiliate Transactions.

(a) there are no Liabilities owed to Target Co. or any Subsidiary, on the one hand, by any current or former equity holder or Affiliate of Target Co., on the other hand,

(b) there are no liabilities owed by Target Co. or any Subsidiary on the one hand, to any such current or former stockholder or Affiliate of Target Co. or any Affiliate of any such stockholder or Affiliate, on the other hand,

(c) neither Target Co., nor any such current or former stockholder or Affiliate provides or causes to be provided any Assets and Properties, services or facilities to Target Co. or any Subsidiary, and

(d) neither Target Co. nor any Subsidiary provides or causes to be provided any assets, services or facilities to any such current or former stockholder or Affiliate.

3.16 Business Relationships. Since the date of its incorporation, no business relationship of Target Co. or any Subsidiary with any customer, supplier or any group of customers or suppliers whose purchases or sales, as the case may be, are individually or in the aggregate material to the Business or Condition of Target Co. has been, or to the knowledge of Target Co., or any Subsidiary, has been threatened to be, terminated, canceled, limited or changed or modified adversely, and, to the knowledge of Target Co., or any Subsidiary, there exists no present condition or state of facts or circumstances with respect to such business relationship that would materially adversely affect the Business or Condition of Target Co., or prevent Target Co. from conducting the Business after the consummation of the transactions contemplated by this Agreement, in substantially the same manner in which it has heretofore been conducted.

3.17 Other Negotiations; Brokers. Neither Target Co., nor any of their respective Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Target Co., any Subsidiary, or any such Affiliate) (i) has entered into any agreement that conflicts with any of the transactions contemplated by this Agreement or (ii) has entered into any agreement or had any discussions with any third party regarding any transaction involving the Company or any Subsidiary which could result in Purchaser or its members, officers, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said third party as a result of entering into this Agreement or consummating the transactions contemplated hereby or thereby.

3.18 Disclosure. This Agreement does not, and the documents and certificates executed by Target Co. or otherwise furnished by Target Co. to Purchaser do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IX

Representations and Warranties of Purchaser

Purchaser represents and warrants to Shareholders that:

4.1 Organization and Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation , with the corporate power and authority to carry on its business as now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement have been, or will be prior to closing, duly authorized by all requisite corporate actions on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid, binding, and enforceable obligation of Purchaser.

4.2 Ability to Carry Out Agreement. To the best of Purchaser's knowledge and belief, the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any provisions of applicable law, any agreement, instrument, judgment, order or decree to which Purchaser is a party or to which Purchaser is subject. No consents of any persons under any contract or agreement required to be disclosed pursuant to this Agreement are required for the execution, delivery, and performance by Purchaser of this Agreement.

4.3 The Consideration Shares. The Consideration Shares to be issued pursuant to this Agreement will be issued at Closing, free and clear of liens, claims, and encumbrances, and Purchaser has all necessary right and power to issue the consideration Shares to the Shareholders as provided in this Agreement without the consent or approval of any person, firm, corporation, or governmental authority.

4.4 Capitalization of Purchaser. The capitalization of Purchaser is, as of the Closing Date, comprises of one hundred million (100,000,000) shares of US$0.001 par value common stock of which, as of the Closing Date, not more than Six Million (6,000,000) shares will be issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable, and are not issued in violation of the preemptive or other right of any person. In addition to the shares outstanding, there will be, if mutually agreeable between the Purchaser and the Shareholders as of the Closing Date, certain outstanding shares, warrants and/or option to raise financing for such purpose mutually agreeable between the Purchaser and the Shareholders.

4.5 Financial Information. Purchaser has provided to the Shareholders, or will provide prior to Closing, the Information and Disclosure Statement filed with NASD on or about March 28, 1998 which with all other information included in such statement, shall be referred to as the "Purchaser Financials." Purchaser has no obligations or liabilities (whether accrued, absolute, contingent, liquidated or otherwise, including without limitation any tax liabilities due or to become due) which are not fully disclosed and adequately provided for in Purchaser Financials, excepting current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of Purchaser Financials, none of which (individually or in the aggregate) are material except as expressly indicated in Purchaser Financials. Purchaser is not a guarantor or otherwise contingently liable for any material amount of such indebtedness. Except as indicated in Purchaser Financials or Purchaser Disclosure Documents, there exists no default under the provisions of any instrument evidencing such indebtedness or of any agreement relating thereto in excess of an aggregate of US$1,000.

4.6 Litigation. To the best knowledge and belief of Purchaser, except as disclosed pursuant to this Agreement, there is neither pending nor threatened, any action, suit or arbitration to which its property, assets or business is or is likely to be subject and in which an unfavorable outcome, ruling or finding will or is likely to have a material adverse effect on the condition, financial or otherwise, or properties, assets, business or operations, which would create a material liability on the part of Purchaser, or which would conflict with this Agreement or any action taken or to be taken in connection with it.

4.7 Tax Matters. Purchaser has filed or will file all federal, state, and local income, excise, property, and other tax returns, forms, or reports, which are due or required to be filed by it and has paid, or made adequate provision for payment of all taxes, interest, penalty fees, assessments, or deficiencies shown to be due or claimed to be due or which have or may become due on or in respect to such returns or reports.

4.8 Contracts. Except as disclosed pursuant to this Agreement, there are no contracts, actual or contingent obligations, agreements, franchises, license agreements, or other commitments between Purchaser and other third parties which are material to the business, financial condition, or results of operation of Purchaser, taken as a whole. For purposes of the preceding sentence, the term "material" refers to any obligation or liability which by its terms calls for aggregate payments of more than US$1,000.

4.9 Material Contract Breaches; Defaults. To the best of Purchaser's knowledge and belief, except as disclosed in Purchaser Financials, it has not materially breached, nor has it any knowledge of any pending or threatened claims or any legal basis for a claim that it has materially breached, any of the terms or conditions of any agreements, contracts, or commitments to which it is a party or is bound and which might give rise to a claim by anyone against Purchaser. To the best of its knowledge and belief, Purchaser is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which might give rise to a claim against Purchaser, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment which might give rise to a claim against Purchaser in respect of which Purchaser has not taken adequate steps to prevent such a default from occurring.

4.10 Securities Laws. Purchaser is a public company and represents that, except as disclosed in Purchaser Disclosure Documents and in Purchaser Financials, it has no existing or threatened liabilities, claims, lawsuits, or basis for the same with respect to its original stock issuance to its founders, its initial public offering, any other issuance of stock, or any dealings with its stockholders, the public, the brokerage community, the SEC, any state regulatory agencies, or other persons.

4.11 Brokers. Purchaser has not agreed to pay any brokerage fees, finder's fees, or other fees or commissions with respect to the transactions contemplated in this Agreement which could give rise to a claim against the Shares except as set out in section 2.1(d). To the best of Purchaser's knowledge, no person or entity, is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transactions. Purchaser further agrees to indemnify and hold harmless the other parties to this Agreement against liability to any other broker claiming to act on behalf of Purchaser.

4.12 Corporate Records. Copies of all corporate books and records, including, but not limited to, any other documents and records of Purchaser relating to the proceeding of its shareholders and directors will be provided to the Shareholders prior to Closing at the request of the Shareholders. All such records and documents are and will be complete, true, and correct.

4.13 _____ Approvals. Except as otherwise provided in this Agreement, no authorization, consent, or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Purchaser in connection with the execution, delivery, or performance of this Agreement.

4.14 _____ Full Disclosure. The information concerning Purchaser, set forth in this Agreement, and in Purchaser Disclosure Documents, is, to the best of Purchaser's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

4.15 _____ Date of Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement is true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement. Without limiting the generality of the foregoing, Company represents and warrants that as of the Closing Date, its payables will be US$1,000 or less.

ARTICLE V

Conditions Precedent to Obligations of the Shareholders

All obligations of the Shareholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

5.1 ______ Representations and Warranties. The representations and warranties by Purchaser set forth in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement. Purchaser shall deliver on the Closing Date a certificate to this effect, referred to as Purchaser Certificate of Representations and Warranties.

5.2 No Breach or Default. Purchaser shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

5.3 Action to Pay Purchase Price. Purchaser shall have taken all corporate and other action necessary to issue and deliver the Consideration Shares representing the Purchase Price to the Shareholders pursuant to this Agreement at Closing.

5.4 Company Disclosure Documents. Before Closing, Purchaser will have delivered to the Shareholders, or caused the delivery of, Purchaser Disclosure Documents.

5.5 Approval of Other Instruments and Documents by the Shareholders. All instruments and documents delivered to the Shareholders pursuant to the provisions of this Agreement shall be reasonably satisfactory to their legal counsel.

5.6 Opinion of Counsel. Purchaser shall have delivered to the Shareholders an opinion of counsel dated the Closing Date or thereabouts to the effect that:

(a) Purchaser is duly organized, validly existing, and in good standing under the laws of the United States and its state of incorporation.

(b) Purchaser has the corporate power to conduct business and, specifically, to carry on its business as now being conducted and is duly qualified to do business in the United States and its state of incorporation.

(c) All corporate actions and director approvals have been properly obtained and completed by Purchaser, to the extent, if any, that they are necessary, for all actions required under this Agreement prior to Closing.

(d) This Agreement has been duly authorized, executed, and delivered by Purchaser and is a valid and binding obligation of Purchaser and, in this regard, Purchaser shall provide the Shareholders at Closing with a certified copy of the resolution or resolutions of the Board of Directors of Purchaser, approving and authorizing the issuance by Purchaser of the Shares upon the terms and conditions herein set forth.

ARTICLE VI

Conditions Precedent to Obligations of Purchaser

All obligations of Purchaser under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties executed by and on behalf the Shareholders set forth in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement. The Shareholders shall cause to be delivered on the Closing Date the certificate to this effect, referred to in this Agreement as the Certificate of Representations and Warranties executed by the Director of the Shareholders.

6.2 No Breach or Default. The Shareholders shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

6.3 Action to Transfer the Shares. The Shareholders shall have taken all action necessary to transfer the Shares to Purchaser pursuant to this Agreement. In this regard, the conveyance(s) of the Shares shall contain such good and sufficient instruments of transfer and bought and sold notes in form and substance reasonably satisfactory to Purchaser's counsel and with all requisite documentary stamps, if any, affixed, as shall be required or as may be appropriate in order effectively to vest in Purchaser's good, indefeasible, and marketable title to the Shares free and clear of all liens, mortgages, conditional sales, and other title retention agreements, pledges, assessments, covenants, restrictions, reservations, easements, and all other encumbrances of every nature.

In addition to the conveyance and delivery of the Shares , the Shareholders shall have taken all action necessary to deliver all of Target Co.'s corporate books and records, including but not limited to its files, documents, papers, agreements, formulas, books of account, and records pertaining to its business, and evidence of compliance with applicable securities laws, if required and requested by Purchaser's counsel.

6.4 Approval of Other Instruments and Documents by Purchaser. All instruments and documents delivered to Purchaser pursuant to the provisions of this Agreement shall be reasonably satisfactory to Purchaser and its legal counsel.

6.5 Opinions, Affidavits and Declarations of the Shareholders. The Shareholders shall have delivered to Purchaser an opinion :-

(a) of qualified legal counsel reasonably satisfactory to Purchaser dated as at the Closing Date or thereabouts, that:

       (i) each Shareholder and Target Co. is duly organized, validly existing, and in good standing under the laws of British Virgin Islands and that the Shares are based on the information provided from the Shareholders free from encumbrances except as disclosed pursuant to this Agreement.

       (ii) each Shareholder and Target Co. has the corporate power to carry on its business as now being conducted and is duly qualified to do business.

       (iii)All action and approvals required in connection to the transfer of the Shares to Purchaser have been properly taken, completed or obtained by the Shareholders and the Target Co. respectively, to the extent, if any, that they are necessary.

       (iv) This Agreement has been duly authorized, executed, and delivered by the Shareholders and is a valid and binding obligation of the Shareholders.

(b) of qualified legal counsel reasonably satisfactory to Purchaser, dated as at the Closing Date or thereabouts, that:

       (i) the Chinese Joint Venture is duly organized, validly existing, in China.

       (ii) the Chinese Joint Venture has the corporate power to carry on its business as now being conducted and is duly qualified to do business.

       (iii)All action and approvals required in connection to the establishment of the Joint Venture Company and entry into the Project have been properly taken, completed or obtained by the Chinese Joint Venture, to the extent, if any, that they are necessary.

ARTICLE VII

Covenants and Agreements of the Shareholders

Up to and including the Closing Date, the Shareholders covenant that:

7.1 ______ Access and Information. After the execution of this Agreement, the Shareholders will permit Purchaser to have reasonable access to all information necessary to verify the representations and warranties made herein. After the Closing, the Shareholders will continue to permit Purchaser access to such additional documentation and information as is reasonably necessary to completion of the transactions contemplated under this Agreement.

7.2 Conduct of Business as Usual. Up until the Closing Date, the Shareholders shall insure that the Shareholder's operations shall be conducted only in the usual and ordinary course, and that no change will be made to such operations which might adversely affect the value of the Shares to be transferred to Purchaser.

7.3 Best Efforts. The Shareholders shall use its best efforts to fulfill all conditions of the Closing including the timely solicitation of affirmative consent of all third parties necessary to effect a Closing under this Agreement.

7.4 Assent to Sale of Shares. In the event the sale of the Shares is consummated, then the shareholders of the Shareholders agree to such sale and waive, surrender, and agree not to exercise any rights which such shareholders might have concerning the sale of the Shares.

ARTICLE VIII

Covenants and Agreements of Purchaser

Up to and including the Closing Date, Purchaser covenants that:

8.1 Change in Purchaser Directors. Purchaser's Board of Directors shall immediately subsequent to Closing comprise a new board with five (5) seats and the Purchaser shall render all assistance for appointment of the new board required by the Shareholders including resignation of all existing directors with confirmation by such resigning directors of no claims against the Purchaser.

8.2 Maintenance of Capital Structure. Up until the Closing Date, or termination hereof, whichever is the earlier, except as disclosed herein or required under the terms of this Agreement, no change shall be made in the Articles of Incorporation or By laws of Purchaser, or the authorized capital stock of Purchaser.

8.3 Avoidance of Distributions. Up until the Closing Date, Purchaser shall not declare any dividends, make any payments or distributions to its stockholders or purchase for cash or redeem any of its shares of capital stock.

8.4 Conduct of Business as Usual. Up until the Closing Date, Purchaser shall conduct its operations only in the usual and ordinary course, and that no change will be made to such operations which might adversely affect the value of Purchaser.

8.5 Access and Information. After the execution of this Agreement, Purchaser will permit the Shareholders to have reasonable access to all information necessary to verify the representations and warranties of Purchaser. After the Closing, Purchaser will continue to permit the Shareholders access to such additional documentation and information regarding Purchaser as is reasonably necessary to completion of the transactions contemplated under this Agreement.

8.6 Best Efforts. Purchaser shall use its best efforts to fulfill or obtain the fulfillment of all conditions of the Closing, including the timely solicitation of affirmative consent of all third parties necessary to effect a Closing under this Agreement.

ARTICLE IX

Termination

9.1 Termination Without Cause. This Agreement may be terminated at any time prior to the Closing Date without cost or penalty to either party:

(a)    Mutual Consent. By mutual consent of the Shareholders and Purchaser.

(b) Actions or Proceedings. By the Shareholders or Purchaser (unless the action or proceeding referred to is caused by a breach or default on the part of the Shareholders or Purchaser of any of their representations, warranties, or obligations under this Agreement), if there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of the Shareholders or Purchaser, made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement.

9.2 Termination with Cause. This Agreement may be terminated, with the terminating party to be reimbursed by the other party of all expenses and costs related to this Agreement, if:

(a) Breach or Noncompliance by Shareholders. The Shareholders shall fail to comply in any material aspect with any of their representations, warranties, or obligations under this Agreement, or if any of the representations or warranties made by the Shareholders under this Agreement shall be inaccurate in any material respect and is not cured within ten (10) business days of notice of such breach.

(b) Breach or Noncompliance by Purchaser. Purchaser shall fail to comply in any material aspect with any of its representations, warranties, or obligations under this Agreement, or if any of the representations or warranties made by Purchaser under this Agreement shall be inaccurate in any material respect and is not cured within ten (10) business days of notice of such breach.

ARTICLE X

Securities

10.1 Private Transaction. The Shareholders understand that the Shares issued pursuant to this Agreement, have not been nor will they be registered under the Securities Act of 1933 as amended ("'33 Act"), but are issued pursuant to exemptions from registration of the '33 Act, and Purchaser's reliance on such exemptions in issuing the Shares is predicated in part on the representations of the Shareholders, to be executed by the Shareholders and delivered to Purchaser at Closing.

10.2 Shareholders Restrictions. The Shareholders acknowledge and agree that there may be certain restrictions under applicable legislation restricting sale and/or disposal of the Consideration Shares under applicable state or federal laws or other applicable directives.

ARTICLE XI

Indemnification

11.1 Indemnification. As provided herein, the Shareholders and Purchaser shall each indemnify and hold harmless the other for one (1) year following the date of Closing under this Agreement against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses resulting from any misrepresentations, breach of covenant or warranty, or from any misrepresentation contained in any certificate furnished hereunder. In this regard, the Shareholders agree that Purchaser is held harmless from and indemnified against any loss, damage, or expense resulting from the falsity or breach of any of the representations, warranties, or agreements of the Shareholders contained herein under which the Shares hereunder are transferred to the Shareholders.

ARTICLE XII

Confidential Information

12.1 Confidential Information. Notwithstanding any termination of this Agreement, Purchaser, the Shareholders and their representatives, agree to hold in confidence any information not generally available to the public received by them from the other party pursuant to the terms of this Agreement. If this Agreement is terminated for any reason, Purchaser, the Shareholders. and their representatives will continue to hold such information in confidence and will, to the extent requested by any party, promptly return to the requesting party all written material and all copies or abstracts thereof previously furnished.

ARTICLE XIII

Miscellaneous Provisions

13.1 Survival of Representations and Warranties. All representations, warranties, and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for three (3) years from the Closing Date. The Shareholders and Purchaser are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for including any investigation upon which they might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

13.2 Costs and Expenses. Subject to paragraph 9 herein, all costs and expenses in the proposed sale and transfer described in this Agreement shall be borne by the Shareholders and Purchaser in the following manner:

(a) Attorneys Fees and Costs. Each party has been represente by its own attorney(s) in this transaction, shall pay the fees of its own attorney(s), except as may be expressly set forth herein to the contrary.

(b) Costs of Closing. Each party shall bear its reasonable share of all other Closing costs and expenses arising from this Agreement.

13.3 Further Assurances. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

13.4 Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

13.5 Notices. All notices and other communications hereunder shall either be in writing and shall be deemed to have been given if delivered in person, sent by overnight delivery service or sent by facsimile transmission, to the parties hereto, or their designees, as follows: To Shareholders:

c/o Mr. Lawrence Lok
Room 1501, Central Tower
28 Queen  Road Central
Hong Kong

Telephone  (852) 2525 6088
Facsimile  (852) 2525 6168

To Purchaser:

c/o  Carmine J.  Bua,  III, Esq
Suite 333, 3838 Camino Del Rio North
San Diego, California 92108-1789
United States of America

Telephone  (619) 280 8000
Facsimile  (619) 280 8001

13.6 Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Governing Law. This Agreement shall be governed by the laws of the United States, State of Nevada.

13.9 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

13.10 Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

13.11 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

13.12 Amendment. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

13.13 Facsimile Counterparts. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

13.14 Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SCHEDULE

Shareholders                  Shares in Target Co.  Consideration Shares

Common Stock
---------------

CSI Telecoms Limited               60 (NewCom)      19,500,000 (common stock)
                                    5 (Magnum)

Actionville Assets Limited         10 (NewCom)       3,000,000 (common stock)

Goldwell Agents Limited            10 (Magnum)       3,000,000 (common stock)

Golden Joy Agents Limited          10 (Magnum)       3,000,000 (common stock)

Dragon Winner Limited              10 (Magnum)       3,000,000 (common stock)

Healthy Choice Assets Limited       9 (Magnum)       2,700,000 (common stock)

Bell Star Developments Limited      9 (Magnum)       2,700,000 (common stock)

Mak Wai Keung, Shawn                9 (Magnum)       2,700,000 (common stock)

Cheryl Chan                         8 (Magnum)       2,400,000 (common stock)


Preferred Stock

Good Wisdom Industries Limited     15 (NewCom)       4,500,000 (preferred stock)

Kind Planet Assets Limited         15 (NewCom)       4,500,000 (preferred stock)

Busywell Trading Limited           11 (Magnum)       3,300,000 (preferred stock)

Gold Accessories Limited           11 (Magnum)       3,300,000 (preferred stock)

Prosperous Choice Limited           8 (Magnum)       2,400,000 (preferred stock)

                         Purchaser

                         Phileo Management Company Inc.




                         By:   /s/ George Delmas
                               -----------------------------
                         Name:     George Delmas
                         Title:    President

                         Shareholders


                         CSI  Telecoms Limited



                         By:   /s/ Han Xu
                               -----------------------------
                         Name:     Han Xu
                         Title:    Director


                         Actionville Assets Limited


                         By:   /s/ Fung Pliney
                               -----------------------------
                         Name:     Fung Pliney
                         Title:    Director


                         Bell Star Developments Limited


                         By:   /s/ Chang Lee
                               -----------------------------
                         Name:     Chang Lee
                         Title:    Director



                         Busywell Trading Limited



                         By:   /s/ East Asia Corporate Services (Nominees) Ltd.
                               ----------------------------------------------
                         Name:     East Asia Corporate Services (Nominees) Ltd.
                         Title:    Director

                         Dragon Winner Limited



                         By:   /s/ Holistic Secretaries Limited
                               ---------------------------------
                         Name:     Holistic Secretaries Limited
                         Title:    Director

                         Gold Accessories Limited


                         By:   /s/ Lok Wien Ming Lawrence
                               -----------------------------
                         Name:     Lok Wien Ming Lawrence
                         Title:    Director



                         Golden Joy Agents Limited


                         By:   /s/ Lie San Wai Cecilia
                               -----------------------------
                         Name:     Lie San Wai Cecilia
                         Title:    Director


                         Goldwell Agents Limited


                         By:   /s/ Wong Wing Koseng
                               -----------------------------
                         Name:     Wong Wing Koseng
                         Title:    Director



                         Good Wisdom Industries Limited


                         By:   /s/ Kiau Walter
                               -----------------------------
                         Name:     Kiau Walter
                         Title:    Director

                         Healthy Choice Assets Limited


                         By:   /s/ Chan Cheuk Liau
                               -----------------------------
                         Name:     Chan Cheuk Liau
                         Title:    Director


                         Kind Planet Assets Limited


                         By:   /s/ Wong Cheuk Ling
                               -----------------------------
                         Name:     Wong Cheuk Ling
                         Title:    Director


                         Prosperous Choice Limited


                         By:   /s/ Chen Wai Lai
                               -----------------------------
                         Name:     Chen Wai Lai
                         Title:    Director


                         Cheryl Chan

                               /s/  Cheryl Chan
                               -----------------------------


                         Mak Wai Keung, Shawn

                              /s/ Mak Wai Keung, Shawn
                               -----------------------------